 UNITED STATES
SECURITIES AND  EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 4, 2014

LIVEWIRE ERGOGENICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54588	26-1212244
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24845 Corbit Place, Yorba Linda, CA 92887
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (714) 940-0155

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 4, 2014 LiveWire Ergogenics, Inc. (the “Company”) entered into a Memorandum of Understanding to acquire a controlling stake in Apple Rush Company and Rushnet, Inc. Pursuant to the MOU, the Company will issue 2.5 million shares of its common stock to acquire 7,252,034,443 of Apple Rush shares (OTC: APRU). Upon issuance of the 7,252,034,443 shares, the Company will own 60% of Apple Rush’s outstanding common stock which will total 12,086,724,072 shares following the transaction. In addition, the Company will issue 2.5 million shares of its common stock, and pay $50,000, to Robert Corr, founder and controlling shareholder (prior to the transaction) of Apple Rush and Rushnet, Inc., to acquire Mr. Corr’s super-majority voting preferred stock in Apple Rush. Each Series A Preferred share of Apple Rush is valued at $1.00 dollar and is convertible into Apple Rush common stock at a 20% discount to the average closing bid price for the ten (10) trading days prior to conversion. Following the transaction, the Company intends to operate Apple Rush Company under its Livewire Herbaceuticals division and continue to operate the Apple Rush as a publicly traded company.

Effective immediately, the Company’s new corporate address is 24845 Corbit Place, Yorba Linda, CA 92887. On approximately March 5, 2014 the Company completed the move to its new headquarters building which includes a 60,000 square foot manufacturing facility. The Company, along with its manufacturing partner, now has the ability to provide full product development from concept to full scale commercial production for the LiveWire family of brands, as well as established brands and private label companies.

The following Exhibits are attached hereto.

Item 9.01 Financial Statements and Exhibits

(d)      Exhibits

Exhibit Number	Description

10.1	Memorandum of Understanding between Livewire Ergogenics, Inc., Apple Rush Rush Company and Rushnet, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEWIRE ERGOGENICS, INC

Date: March 10, 2014	By:	/s/ Bill Hodson
Bill Hodson
Chief Executive Officer